SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported ) December 8, 1997

                           NEW YORK HEALTH CARE, INC.
             (Exact Name of Registrant as Specified in its Charter)

                          New York 1-12451 11-2636089

   (State or other         (Commission File Number)         (IRS Employer
   jurisdiction of                                          Identification
    incorporation)                                              Number)

        1850 McDonald Avenue, Brooklyn, N.Y.                    11223
      (Address of Principal Executive Offices)                (Zip Code)

                         Registrant's telephone number,
                       including area code, (718) 375-6700

Item 2: Aquisition or Disposition of Assets

     On December 8, 1997, a newly-formed wholly-owned subsidiary of the Company, named "NYHC Newco Paxxon, Inc.", a New York corporation ("NYHC Newco"), purchased from Metro Healthcare Services, Inc., a New Jersey corporation ("Metro"), the home care business assets (other than accounts receivable) which Metro operated in West Orange, Budd Lake and Jersey City, New Jersey for a purchase price consisting of $580,000 paid at closing and a promissory note in the principal sum of $200,000 payable in eight equal quarterly installments commencing March 5, 1998 together with accrued interest at a rate equal to 1% per annum over the prime interest rate published by the Wall Street Journal on December 8, 1997, adjusted quarterly. The promissory note is subordinated to all obligations due to the Company's banks or other institutional lenders. The promissory note and the covenants of NYHC Newco are guaranteed by the Company.

     As part of the acquisition transaction, NYHC Newco assumed leasehold obligations for the three offices located in West Orange (expiring October 31, 2000), Budd Lake (expiring November 30, 2001) and Jersey City (expiring June 30,
1998), New Jersey in the aggregate sum of $5,638.67 per month, together with various equipment leases for items of business equipment.

      The Company expects to account for the acquisition as a "purchase" in accordance with Generally Accepted Accounting Principles.

Item 7: FINANCIAL STATEMENTS AND EXHIBITS

      (a)   Financial Statements of Businesses Acquired:

            The Company does not believe that financial statements of the acquired businesses are required to be filed pursuant to Item 310 of Regulation SB.

      (b)   Pro Forma Financial Information.

            The Company does not believe that pro forma financial information with regard to the acquired businesses is required to be filed pursuant to
      Item 310 of Regulation SB.

      (c)   Exhibits.

      2.1 Purchase and Sale Agreement dated December 7, 1997 among NYHC Newco Paxxon, Inc. and Metro Healthcare Services, Inc.

                                   SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

January 20, 1998                                 NEW YORK
                                                 HEALTH CARE, INC.

                                            By:  /s/Jerry Braun
                                                 -------------------------------
                                                 Jerry Braun
                                                 President and Chief
                                                 Executive Officer